Exhibit 99.1

GXO Reports Second Quarter 2023 Results

Highlights
•Second quarter revenue grew 11% year over year to $2.4 billion, and organic revenue1 grew 3%
•Net income attributable to GXO grew 27% to $65 million; operating income increased by 68%; operating margins improved by 140 bps; adjusted EBITDA1 grew to $190 million; diluted EPS increased to $0.54, and adjusted diluted EPS1 to $0.70
•Raised full-year 2023 profit guidance:
◦Adjusted diluted earnings per share1 raised $0.05 to $2.45-$2.65
◦Adjusted EBITDA1 raised $10 million to $725-$755 million
•Reiterated 2023 guidance for organic revenue growth1 and free cash flow conversion1

Business Highlights
•Signed record new business wins of nearly $500 million
•Secured incremental 2023 revenue from new business wins of $844 million through the second quarter; won a further $457 million in 2024 revenue
•Grew sales pipeline year over year to $2.1 billion
•Released 2022 ESG Report; reduced Scope 1 and 2 emissions 17% since 2019; on track to achieve environmental targets
•Created Chief Automation Officer role to accelerate technology deployment

GREENWICH, Conn. — August 2, 2023 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the second quarter 2023.

Malcolm Wilson, Chief Executive Officer of GXO, said, “We’re pleased to have delivered an exceptional performance in the second quarter, including double-digit top- and bottom-line growth. We increased our market share in the quarter, and we raised our 2023 profit guidance. We’re one of the few companies in our industry expecting to grow this year.

“Demand for GXO’s transformative solutions continues to accelerate: our record sales wins this quarter, together with our robust sales pipeline, position us for a strong 2024 and underpin our confidence in our long-term growth targets.

”We’re extremely proud that, in the two years since becoming a publicly traded company, we’ve delivered eight consecutive quarters of stellar operating results, signed hundreds of new partnerships with blue-chip customers, accelerated tech deployment, and established ourselves as the global brand for logistics excellence.”

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

Second Quarter 2023 Results

Revenue increased to $2.4 billion, up 11% year over year, compared with $2.2 billion for the second quarter 2022. Organic revenue grew by 3%.

Operating income increased to $99 million, up 68% year over year, compared with $59 million for the second quarter 2022.

Net income attributable to GXO was $65 million, up 27% year over year, compared with $51 million for the second quarter 2022. Diluted earnings per share was $0.54, up 23% year over year, compared with $0.44 for the second quarter 2022.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) increased to $190 million from $176 million in the second quarter 2022.

Adjusted net income attributable to GXO1 was $84 million, compared with $79 million for the second quarter 2022. Adjusted diluted earnings per share1 was $0.70, compared with $0.68 for the second quarter 2022.

GXO generated $61 million of cash flow from operations, compared with $154 million for the second quarter 2022. In the second quarter of 2023, GXO generated $3 million of free cash flow1 compared to $68 million of free cash flow1 for the second quarter 2022.

Cash Balances and Outstanding Debt

As of June 30, 2023, cash and cash equivalents and debt outstanding were $305 million and $1.7 billion, respectively, as part of GXO’s investment grade balance sheet.

2023 Guidance

GXO’s current 2023 financial outlook is as follows:
•Organic revenue growth1 of 6% to 8%;
•Adjusted EBITDA1 of $725 million to $755 million (raised from $715 million to $745 million);
•Free cash flow1 conversion of approximately 30% of adjusted EBITDA1; and
•Adjusted diluted earnings per share1 of $2.45 to $2.65 (raised from $2.40 to $2.60).

Conference Call

GXO will hold a conference call on Thursday, August 3, 2023, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13739294. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until August 17, 2023. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13739294.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, organic revenue, organic revenue growth, net leverage ratio, net debt, and return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition or divestiture and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations.

We believe that net leverage ratio and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid divided by invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2023 organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted EPS, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year 2023 financial targets of organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted earnings per share; the expected incremental revenue in 2023 and 2024 from new customer wins in 2023; continued strong performance in 2023 and 2024, and long-term growth targets. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the impact of the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labor shortages; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; unsuccessful acquisitions or other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our inability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; seasonal fluctuations; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents, including the conflict between Russia and Ukraine; a material disruption of the company's operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; our ability to achieve our Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$2,394	$2,156	$4,717	$4,239
Direct operating expense	1,957	1,775	3,863	3,523
Selling, general and administrative expense	245	220	503	410
Depreciation and amortization expense	84	77	167	153
Transaction and integration costs	6	24	19	43
Restructuring costs and other	3	1	24	14
Operating income	99	59	141	96
Other income, net	1	23	1	39
Interest expense, net	(14)	(9)	(27)	(13)
Income before income taxes	86	73	115	122
Income tax expense	(20)	(21)	(23)	(32)
Net income	66	52	92	90
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(2)
Net income attributable to GXO	$65	$51	$90	$88

Earnings per share data
Basic	$0.55	$0.44	$0.76	$0.76
Diluted	$0.54	$0.44	$0.75	$0.76
Weighted-average common shares outstanding
Basic	118,927	116,131	118,854	115,435
Diluted	119,415	116,646	119,323	116,111

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$305	$495
Accounts receivable, net of allowance of $12 and $12	1,719	1,647
Other current assets	282	286
Total current assets	2,306	2,428
Long-term assets
Property and equipment, net of accumulated depreciation of $1,428 and $1,297	965	960
Operating lease assets	2,194	2,227
Goodwill	2,802	2,728
Intangible assets, net of accumulated amortization of $500 and $456	544	570
Other long-term assets	315	306
Total long-term assets	6,820	6,791
Total assets	$9,126	$9,219
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$566	$717
Accrued expenses	950	995
Current debt	35	67
Current operating lease liabilities	568	560
Other current liabilities	284	193
Total current liabilities	2,403	2,532
Long-term liabilities
Long-term debt	1,625	1,739
Long-term operating lease liabilities	1,838	1,853
Other long-term liabilities	449	417
Total long-term liabilities	3,912	4,009
Commitments and contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 118,932 and 118,728 issued and outstanding	1	1
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	2,587	2,575
Retained earnings	413	323
Accumulated other comprehensive loss	(223)	(254)
Total stockholders’ equity before noncontrolling interests	2,778	2,645
Noncontrolling interests	33	33
Total equity	2,811	2,678
Total liabilities and equity	$9,126	$9,219

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2023	2022
Cash flows from operating activities:
Net income	$92	$90
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	167	153
Stock-based compensation expense	18	16
Deferred tax expense (benefit)	(17)	3
Other	10	1
Changes in operating assets and liabilities
Accounts receivable	(29)	(20)
Other assets	18	(30)
Accounts payable	(107)	(56)
Accrued expenses and other liabilities	(52)	43
Net cash provided by operating activities	100	200
Cash flows from investing activities:
Capital expenditures	(150)	(154)
Proceeds from sales of property and equipment	10	6
Acquisition of businesses, net of cash acquired	—	(874)
Net proceeds from cross-currency swap agreements	—	10
Other	—	9
Net cash used in investing activities	(140)	(1,003)
Cash flows from financing activities:
Proceeds from issuance of debt, net	—	898
Repayments of debt, net	(138)	—
Repayments of finance lease obligations	(16)	(15)
Taxes paid related to stock-based compensation awards	(6)	(12)
Other	5	(2)
Net cash provided by (used in) financing activities	(155)	869
Effect of exchange rates on cash and cash equivalents	5	(15)
Net (decrease) increase in cash and cash equivalents	(190)	$51
Cash and cash equivalents, beginning of period	495	333
Cash and cash equivalents, end of period	$305	$384

Supplemental disclosure of non-cash activities:
Common stock issued for acquisition	$—	$203

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
United Kingdom	$893	$777	$1,737	$1,481
United States	692	685	1,406	1,366
France	217	183	419	359
Netherlands	198	163	394	333
Spain	136	123	263	243
Italy	94	80	182	162
Other	164	145	316	295
Total	$2,394	$2,156	$4,717	$4,239

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Omnichannel retail	$1,026	$879	$1,990	$1,704
Technology and consumer electronics	355	315	721	620
Food and beverage	335	336	642	674
Industrial and manufacturing	270	269	540	532
Consumer packaged goods	232	223	458	436
Other	176	134	366	273
Total	$2,394	$2,156	$4,717	$4,239

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITA
and Adjusted EBITDA and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended	Trailing Twelve Months Ended June 30, 2023
(In millions)	2023	2022	2023	2022	December 31, 2022
Net income attributable to GXO	$65	$51	$90	$88	$197	$199
Net income attributable to noncontrolling interest	1	1	2	2	3	3
Net income	$66	$52	$92	$90	$200	$202
Interest expense, net	14	9	27	13	29	43
Income tax expense	20	21	23	32	64	55
Depreciation and amortization expense	84	77	167	153	329	343
Transaction and integration costs	6	24	19	43	61	37
Restructuring costs and other	3	1	24	14	32	42
Unrealized (gain) loss on foreign currency options and other	(3)	(8)	(4)	(14)	13	23
Adjusted EBITDA(1)	$190	$176	$348	$331	$728	$745

Less: Depreciation	65	64	131	126	261	266
Adjusted EBITA(1)	$125	$112	$217	$205	$467	$479

Revenue	$2,394	$2,156	$4,717	$4,239
Adjusted EBITDA margin(1)(2)	7.9%	8.2%	7.4%	7.8%
Adjusted EBITA margin(1)(3)	5.2%	5.2%	4.6%	4.8%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.
(3) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Net income attributable to GXO	$65	$51	$90	$88
Amortization expense	19	13	36	27
Transaction and integration costs	6	24	19	43
Restructuring costs and other	3	1	24	14
Unrealized gain on foreign currency options and other	(3)	(8)	(4)	(14)
Income tax associated with the adjustments above(1)	(6)	(2)	(17)	(11)
Discrete tax benefit(2)	—	—	(5)	—
Adjusted net income attributable to GXO(3)	$84	$79	$143	$147

Adjusted basic earnings per share(3)	$0.71	$0.68	$1.20	$1.27
Adjusted diluted earnings per share(3)	$0.70	$0.68	$1.20	$1.27

Weighted-average common shares outstanding
Basic	118,927	116,131	118,854	115,435
Diluted	119,415	116,646	119,323	116,111
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) Discrete tax benefit from the release of valuation allowances.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities	$61	$154	$100	$200
Payment for purchases of property and equipment	(59)	(89)	(150)	(154)
Proceeds from sale of property and equipment	1	3	10	6
Free Cash Flow(1)	$3	$68	$(40)	$52
(1) See the “Non-GAAP Financial Measures” section of this press release.
The Company calculates free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a ratio.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Revenue	$2,394	$2,156	$4,717	$4,239
Revenue from acquired business(1)	(154)	—	(378)	—
Revenue from deconsolidation	—	—	—	(20)
Foreign exchange rates	(17)	—	83	—
Organic revenue(2)	$2,223	$2,156	$4,422	$4,219

Revenue growth(3)	11.0%		11.3%
Organic revenue growth(2)(4)	3.1%		4.8%
(1) The Company excludes revenue from the acquired business in the current period for which there are no comparable revenues in the prior period.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	June 30, 2023
Current debt	$35
Long-term debt	1,625
Total debt	$1,660
Less: Cash and cash equivalents	(305)
Net debt(1)	$1,355
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income attributable to GXO Ratio:

(In millions)	June 30, 2023
Total debt	$1,660
Trailing twelve months net income attributable to GXO	$199
Debt to net income attributable to GXO ratio	8.3x

Reconciliation of Net Leverage Ratio:

(In millions)	June 30, 2023
Net debt	$1,355
Trailing twelve months adjusted EBITDA(1)	$745
Net leverage ratio(1)	1.8x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid

	Six Months Ended June 30,		Year Ended	Trailing Twelve Months Ended June 30, 2023
(In millions)	2023	2022	December 31, 2022
Adjusted EBITA(1)	$217	$205	$467	$479
Less: Cash paid for income taxes	(32)	(46)	(111)	(97)
Adjusted EBITA(1), net of income taxes paid	$185	$159	$356	$382
(1) See the “Non-GAAP Financial Measures” section of this press release.

Operating Return on Invested Capital

	June 30,
(In millions)	2023	2022	Average
Selected Assets:
Accounts receivable, net	$1,719	$1,560	$1,640
Other current assets	282	312	297
Property and equipment, net	965	905	935
Selected Liabilities:
Accounts payable	$(566)	$(592)	$(579)
Accrued expenses	(950)	(1,012)	(981)
Other current liabilities	(284)	(186)	(235)
Invested Capital	$1,166	$987	$1,077

Ratio of Return on Invested Capital(1)(2)			35.5%
(1) The ratio of return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by invested capital.
(2) See the “Non-GAAP Financial Measures” section of this press release.